Exhibit 5.1

+1 212 450 4000 davispolk.com	Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017

July 29, 2021

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia 22102

Ladies and Gentlemen:

Capital One Financial Corporation, a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-254191) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including 17,000,000 of the Company’s depositary shares (the “Depositary Shares”), each representing 1/40th of a share of the Company’s Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series N, par value $0.01 per share (each, an “Underlying Preferred Share”). The Depositary Shares are to be issued pursuant to the provisions of the deposit agreement, dated as of July 29, 2021, among the Company, Computershare Trust Company, N.A. as depositary (the “Depositary”), Computershare Inc. and the holders from time to time of the depositary receipt described therein (the “Deposit Agreement”). The Depositary Shares are to be sold pursuant to the Underwriting Agreement dated July 26, 2021 (the “Underwriting Agreement”) among the Company and the several underwriters named therein (the “Underwriters”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Capital One Financial Corporation	2	July 29, 2021

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1.

When the Underlying Preferred Shares have been issued to the Depositary in accordance with the terms of the Deposit Agreement and the Depositary Shares have been issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Underlying Preferred Shares will be validly issued, fully paid and non-assessable; and

2.

When the Depositary Shares have been duly executed and authenticated in accordance with the provisions of the Deposit Agreement and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Depositary Shares will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.

In connection with the opinion expressed above, we have assumed that the Company is validly existing as a corporation in good standing under the laws of the State of Delaware. In addition, we have assumed that the Deposit Agreement and the Depositary Shares (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company). We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, provided that we make no such assumption to the extent that we have specifically opined as to such matters with respect to the Company.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that we express no opinion as to any law, rule or regulation that is applicable to the Company, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Validity of the Preferred Stock” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP